Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Collopy
(414) 347-3706

Sensient Technologies Corporation
Elects Paul Manning Chairman

MILWAUKEE—February 4, 2016—Sensient Technologies Corporation (NYSE: SXT) today announced that Paul Manning has been elected to the post of Chairman, effective April 21, 2016.  He is currently serving as Sensient’s President and Chief Executive Officer and has been a member of Sensient’s Board of Directors since October 2012.

Paul Manning is succeeding Kenneth Manning, who will be retiring from the Board of Directors in April.  Kenneth Manning has served as Sensient’s Chairman since 1997.  Under his leadership, Sensient was transformed from a commodity producer of food products into a technology based, world leading developer and producer of advanced food and beverage colors and flavors, inkjet inks, pharmaceutical excipients, and cosmetic ingredients.  When Mr. Manning took over as Chairman, the Company had a stock price of $16.75 and market capitalization of approximately $850 million.  Sensient’s value has grown 240% during his tenure.

Paul Manning joined Sensient in 2009 as General Manager, Food Colors North America.  He became President of the Color Group in 2010, was appointed President and Chief Operating Officer of the Company in October 2012, and was named Chief Executive Officer in February 2014.  Under Paul Manning’s leadership, Sensient has consistently delivered strong operating performance, with steady earnings growth and margin expansion.  Further, he has initiated restructuring actions to eliminate underperforming operations, consolidate manufacturing facilities, and improve operational efficiencies within the Company.  Paul Manning holds a Bachelor of Science degree in Chemistry from Stanford University and an MBA from the Kellogg School of Management at Northwestern University.

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“The entire Board wants to thank Ken for all he has done for Sensient.  His contribution to the Company is immeasurable.” said Dr. Elaine Wedral, Board member and Sensient’s Lead Director.  “We are very excited about Paul’s election to the Chairmanship.  His talents, vision, and leadership will be of great benefit to Sensient and its shareholders in the coming years.”

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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